Exhibit 99.1

Wilmington, DE 19898
September 22, 2009
Richard Goodmanson
Dear Richard:
     Per our discussion, I am pleased to offer you a consulting agreement with DuPont on the following terms and conditions.
1.	Our agreement will commence on October 1, 2009 and will continue in effect until September 30, 2012.
2.	You will provide consulting services on litigation support and business projects identified by Ellen J. Kullman (“Business Projects”).
3.	DuPont will pay you an annual retainer equal to $200,000, payable in advance in two equal semiannual installments on October 1 and April 1, plus a $2,000 per diem payment when actively involved in Business Projects. It is anticipated that most of the services required hereunder will be performed at your primary place of residence. DuPont will make available to you at no charge office space in Wilmington for use in connection with the services you will perform for DuPont. If, at DuPont’s request, you travel from your primary place of residence to Wilmington or any other location in connection with the work performed hereunder, DuPont will reimburse you for reasonable travel expenses incurred in traveling to and from the location, and for living expenses when at the destination, but not for time spent in travel.
4.	Per diem consulting fees will be paid to you within thirty (30) days after receipt of a correct invoice for such fees. You will be reimbursed for travel-related costs and expenses within thirty (30) days after receipt of a correct invoice for such costs and expenses. All travel-related costs and expenses will be subject to DuPont travel guidelines and procedures in effect from time to time. All non-travel-related costs and expenses incurred in connection with the provision of consulting services hereunder will require the prior written approval of DuPont.
5.	You will not disclose to others without DuPont’s written consent any confidential, proprietary or unpublished information concerning DuPont’s businesses and research activities and interests with which you become familiar in your contacts with DuPont. Similarly, you will not disclose to others without DuPont’s written consent the results or specific nature of your consulting work for DuPont. Your obligations under this paragraph will continue after termination of this agreement insofar as they relate to activities prior to termination.
E. I. du Pont de Nemours and Company

6.	You agree that during the term of this agreement and for a period of one (1) year following its termination, you will not directly or indirectly:
(a) be employed by or consult with, render services to, or engage in any Competing Business;
(b) promote, solicit or induce for yourself or any other person or entity the sale of any Competing Product(s) to any entity or person who is or has been a customer of the company since September 30, 2004; and
(c) solicit or induce for any Competing Business the employment of any person who is now, or any time after the date hereof, employed by the company.
For the purposes of this paragraph,
“Competing Business” means any business which is engaged in, or about to become engaged in research, development, production, marketing, or selling of a Competing Product(s).
“Competing Product(s)” means product(s), process(es), or service(s) which competes directly or indirectly within the company’s product(s), process(es), or service(s) with which you have worked, either as employee of the company or an independent contractor, since September 30, 2004, or about which you have acquired the company’s trade secret, technical or non-technical confidential information.
In the event of any uncertainty over whether a business constitutes a Competing Business or whether product(s), process(es) or service(s) constitute a Competing Product(s), such determination(s) shall be made by the Company’s Chief Executive Officer in her sole discretion.
7.	You will personally perform the consulting services contemplated by this agreement and will not delegate or assign such services to a third party.
8.	During the term of this agreement, your position will be that of an independent contractor, and not an employee of DuPont. You will be personally responsible for any and all tax obligations you incur in connection with the consulting services performed hereunder. You will also be responsible for costs incurred in maintaining an office outside of Wilmington and any other costs incurred in performing the consulting services, except as set forth in paragraph 4 above.
9.	You, on behalf of yourself and your successors and assigns, hereby release DuPont and its employees, agents and contractors (“Released Parties”) from any and all liability for personal injury, death or property damage relating in any way to your provision of consulting services hereunder, except to the extent (but only to the extent) such liability is caused by the negligence or willful misconduct of any Released Party. The claims, liabilities, damages, losses or expenses covered hereunder include, but are not limited to settlements, judgments, court costs, attorneys’ fees and other litigation expenses, fines and penalties.

10.	This agreement does not change in any manner your rights and obligations under any other agreement with DuPont, including, but not limited to, your Retention Agreement dated December 9, 2008, your Employee Agreement dated May 10, 1999 and any DuPont benefit plan.

11.	Amounts payable hereunder will not be taken into account for determining any Company-provided benefits or compensation plans and/or arrangements.

12.	You will comply with all laws, rules and regulations of any governmental authority applicable to the performance of services under this agreement.

13.	If any one or more provisions of this agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision(s) shall not affect any other provision of this agreement and this agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained herein.

14.	This agreement will be governed by the laws of the state of Delaware.

15.	This letter constitutes the entire agreement between us with respect to this subject.
     If the foregoing is acceptable to you, please acknowledge your agreement by signing the enclosed copy of this letter in the space provided, and returning the signed copy to me for our files.

Very truly yours,
/s/ Ellen Kullman

Ellen J. Kullman

AGREED AND ACCEPTED:
Richard R. Goodmanson

Signature:	/s/ Richard R. Goodmanson

Date:	9/23/09